January 2019

Pricing Supplement filed pursuant to Rule 424(b)(2) dated January 31, 2019 / Registration Statement No. 333-219206 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

$2,958,000 Dual Directional Trigger PLUS Based on the Value of the Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Principal at Risk Securities

The Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your Trigger PLUS on the stated maturity date (February 3, 2022) is based on the performance of the worst performing of the S&P MidCap 400® Index and the Russell 2000® Index as measured from the pricing date (January 31, 2019) to and including the valuation date (January 31, 2022).

At maturity, if the final index value of each underlying index is greater than its initial index value (1,835.39 with respect to the S&P MidCap 400® Index and 1,499.419 with respect to the Russell 2000® Index), the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the index percent change of the underlying index with the lowest index percent change (the index percent change of an underlying index is the percentage change in its final index value from its initial index value), subject to the maximum payment at maturity of $14.07 per Trigger PLUS. If the final index value of any underlying index is equal to or less than its initial index value, but the final index value of each underlying index is greater than or equal to its trigger level of 80.00% of its initial index value (1,468.312 with respect to the S&P MidCap 400® Index and 1,199.5352 with respect to the Russell 2000® Index), you will receive the principal amount of your Trigger PLUS plus the absolute value of the worst performing index percent change (e.g., if the worst performing index percent change is -10%, your return will be +10%). However, if the final index value of any underlying index is less than its trigger level, you will lose a significant portion of your investment.

At maturity, for each $10 principal amount of your Trigger PLUS, you will receive an amount in cash equal to:

•                  if the final index value of each underlying index is greater than its initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 2.00 times (c) worst performing index percent change, subject to the maximum payment at maturity;

•                  if the final index value of any underlying index is equal to or less than its initial index value, but the final index value of each underlying index is greater than or equal to its trigger level, the sum of (i) $10 plus (ii) the product of $10 times the absolute value of the worst performing index percent change; or

•                  if the final index value of any underlying index is less than its trigger level, the product of (i) $10 times (ii) the index performance factor of the underlying index with the lowest index performance factor (the index performance factor of an underlying index is the quotient of its final index value divided by its initial index value).

The Trigger PLUS are for investors who seek the potential to earn 200% of any positive return of the worst performing underlying index, subject to the maximum payment at maturity, who seek a positive return for moderate decreases in the worst performing underlying index, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value of any underlying index is less than its trigger level.

The estimated value of your Trigger PLUS at the time the terms of your Trigger PLUS are set on the pricing date is equal to approximately $9.67 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your Trigger PLUS, if it makes a market in the Trigger PLUS, see the following page. Your investment in the Trigger PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	February 5, 2019	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.175% ($93,916.50 in total)*	Net proceeds to the issuer:	96.825% ($2,864,083.50 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.30 for each Trigger PLUS it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.0175 for each Trigger PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 5,087 dated January 31, 2019

The issue price, underwriting discount and net proceeds listed above relate to the Trigger PLUS we sell initially. We may decide to sell additional Trigger PLUS after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in Trigger PLUS will depend in part on the issue price you pay for such Trigger PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the Trigger PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a Trigger PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Trigger PLUS

The estimated value of your Trigger PLUS at the time the terms of your Trigger PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.67 per $10 principal amount, which is less than the original issue price. The value of your Trigger PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Trigger PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your Trigger PLUS at the time of pricing, plus an additional amount (initially equal to $0.33 per $10 principal amount).

Prior to January 31, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Trigger PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through January 30, 2020). On and after January 31, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market) will equal approximately the then-current estimated value of your Trigger PLUS determined by reference to such pricing models.

About Your Trigger PLUS

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below.  This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  General terms supplement no. 1,735 dated July 10, 2017

•                  Prospectus supplement dated July 10, 2017

•                  Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Trigger PLUS.

January 2019

January 2019

Pricing Supplement filed pursuant to Rule 424(b)(2) dated January 31, 2019 / Registration Statement No. 333-219206 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

$2,958,000 Dual Directional Trigger PLUS Based on the Value of the Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Principal at Risk Securities

The Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your Trigger PLUS on the stated maturity date (February 3, 2022) is based on the performance of the worst performing of the S&P MidCap 400® Index and the Russell 2000® Index as measured from the pricing date (January 31, 2019) to and including the valuation date (January 31, 2022).

At maturity, if the final index value of each underlying index is greater than its initial index value (1,835.39 with respect to the S&P MidCap 400® Index and 1,499.419 with respect to the Russell 2000® Index), the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the index percent change of the underlying index with the lowest index percent change (the index percent change of an underlying index is the percentage change in its final index value from its initial index value), subject to the maximum payment at maturity of $14.07 per Trigger PLUS. If the final index value of any underlying index is equal to or less than its initial index value, but the final index value of each underlying index is greater than or equal to its trigger level of 80.00% of its initial index value (1,468.312 with respect to the S&P MidCap 400® Index and 1,199.5352 with respect to the Russell 2000® Index), you will receive the principal amount of your Trigger PLUS plus the absolute value of the worst performing index percent change (e.g., if the worst performing index percent change is -10%, your return will be +10%). However, if the final index value of any underlying index is less than its trigger level, you will lose a significant portion of your investment.

At maturity, for each $10 principal amount of your Trigger PLUS, you will receive an amount in cash equal to:

•                  if the final index value of each underlying index is greater than its initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 2.00 times (c) worst performing index percent change, subject to the maximum payment at maturity;

•                  if the final index value of any underlying index is equal to or less than its initial index value, but the final index value of each underlying index is greater than or equal to its trigger level, the sum of (i) $10 plus (ii) the product of $10 times the absolute value of the worst performing index percent change; or

•                  if the final index value of any underlying index is less than its trigger level, the product of (i) $10 times (ii) the index performance factor of the underlying index with the lowest index performance factor (the index performance factor of an underlying index is the quotient of its final index value divided by its initial index value).

The Trigger PLUS are for investors who seek the potential to earn 200% of any positive return of the worst performing underlying index, subject to the maximum payment at maturity, who seek a positive return for moderate decreases in the worst performing underlying index, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value of any underlying index is less than its trigger level.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying indexes:	S&P MidCap 400® Index and Russell 2000® Index
Aggregate principal amount:	$2,958,000
Pricing date:	January 31, 2019
Original issue date:	February 5, 2019
Valuation date:	January 31, 2022, subject to postponement
Stated maturity date:	February 3, 2022, subject to postponement
Stated principal amount/Original issue price:	$10 per Trigger PLUS / 100% of the principal amount
Estimated value:	Approximately $9.67
Payment at maturity:

If the final index value of each underlying index is greater than its initial index value,

$10 + leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value of any underlying index is equal to or less than its initial index value, but the final index value of each underlying index is greater than or equal to its trigger level,

$10 + ($10 × the absolute worst performing index return)

If the final index value of any underlying index is less than its trigger level,

$10 × worst performing index performance factor

This amount will be less than the stated principal amount of $10, will represent a loss of more than 20.00% and could be zero.

Leveraged upside payment:	$10 × leverage factor × worst performing index percent change

Leverage factor:	200.00%
Maximum payment at maturity:	$14.07 per Trigger PLUS (140.70% of the stated principal amount)
Index percent change:	With respect to each underlying index, (final index value - initial index value) / initial index value
Worst performing index percent change:	The index percent change of the worst performing underlying index
Absolute worst performing index return:	The absolute value of the worst performing index percent change. For example, a -10% worst performing index percent change will result in a +10% absolute worst performing index return.
Initial index value:

1,835.39 with respect to the S&P MidCap 400® Index and 1,499.419 with respect to the Russell 2000® Index, which in each case is equal to the index closing value of such underlying index on the pricing date

Final index value:	With respect to each underlying index, the index closing value of such underlying index on the valuation date
Trigger level:	1,468.312 with respect to the S&P MidCap 400® Index and 1,199.5352 with respect to the Russell 2000® Index, in each case 80.00% of such underlying index’s initial index value
Index performance factor:	With respect to each underlying index, the final index value / the initial index value
Worst performing index performance factor:	The index performance factor of the worst performing underlying index
Worst performing underlying index:	The underlying index with the lowest index performance factor
CUSIP / ISIN:	36257D162 / US36257D1625
Listing:	The Trigger PLUS will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

We refer to the Trigger PLUS we are offering by this pricing supplement as the “offered Trigger PLUS” or the “Trigger PLUS”. Each of the Trigger PLUS has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement no. 1,735” mean the accompanying general terms supplement no. 1,735, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The Trigger PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Trigger Performance Leveraged Upside Securities

The Dual Directional Trigger PLUS Based on the Value of the Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022 (the “Trigger PLUS”) can be used:

•                  As an alternative to direct exposure to the underlying indexes that enhances returns for a limited range of positive performance of the worst performing underlying index, subject to the maximum payment at maturity

•                  To obtain an unleveraged positive return for a limited range of negative performance of the worst performing underlying index

•                  To potentially outperform the worst performing underlying index with respect to moderate increases or moderate decreases in the worst performing underlying index from its initial index value to its final index value

However, you will not receive dividends on the stocks comprising the underlying indexes (the “underlying index stocks”) or any interest payments on your Trigger PLUS.

If the final index value of any underlying index is less than its trigger level, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the worst performing underlying index from its initial index value to its final index value.

Maturity:	Approximately 3 years

Payment at maturity:

•                  If the final index value of each underlying index is greater than its initial index value, $10 + leveraged upside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

•                  If the final index value of any underlying index is equal to or less than its initial index value, but the final index value of each underlying index is greater than or equal to its trigger level, $10 + ($10 x the absolute worst performing index return).

•                  If the final index value of any underlying index is less

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

than its trigger level, $10 × worst performing index performance factor. This amount will be less than the stated principal amount of $10, will represent a loss of more than 20.00% and could be zero.

Leverage factor:	200.00% (applicable only if the final index value of each underlying index is greater than its initial index value)

Trigger level:	1,468.312 with respect to the S&P MidCap 400® Index and 1,199.5352 with respect to the Russell 2000® Index, in each case 80.00% of such underlying index’s initial index value

Leveraged upside payment:	$10 × leverage factor × worst performing index percent change

Index percent change:	With respect to each underlying index, (final index value - initial index value) / initial index value

Worst performing index percent change:	The index percent change of the worst performing underlying index

Absolute worst performing index return:	The absolute value of the worst performing index percent change

Worst performing index performance factor:	The index performance factor of the worst performing underlying index

Maximum payment at maturity:	$14.07 per Trigger PLUS (140.70% of the stated principal amount)

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.

Interest:	None

Redemption:	None. The Trigger PLUS will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to a limited range of positive performance of the worst performing of the S&P MidCap 400® Index and the Russell 2000® Index and 1-to-1 exposure to the absolute worst performing index return for a limited range of negative performance of the worst performing underlying index.  In exchange for enhanced performance of 200.00% of the appreciation of the worst performing underlying index and 1-to-1 exposure to the absolute worst performing index return for a limited range of negative performance of the worst performing underlying index, investors forgo interest and any performance above the maximum payment at maturity of $14.07 per Trigger PLUS. At maturity, if each underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity of $14.07 per Trigger PLUS. If any underlying index has not appreciated in value or has depreciated in value, but the final index value of each underlying index is greater than or equal to its trigger level of 80.00% of its initial index value, investors will receive the stated principal amount of their investment plus an unleveraged return equal to the absolute value of the percentage decline of the worst performing underlying index, which will effectively be limited to a positive 20.00% return.  However, if any underlying index has depreciated in value and the final index value of any underlying index is less than its trigger level, investors will lose 1.00% for every 1.00% decline in the index value of the worst performing underlying index. Under these circumstances, the payment at maturity will be at least 20.00% less than the stated principal amount, will represent a loss of more than 20.00% and could be zero. Investors will not receive dividends on the underlying index stocks or any interest payments on the Trigger PLUS and investors may lose their entire initial investment in the Trigger

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PLUS. All payments on the Trigger PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

If the final index value of each underlying index is greater than its initial index value, the Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the worst performing underlying index within a limited range of positive performance. However, investors will not receive dividends on the underlying index stocks or any interest payments on the Trigger PLUS.

Absolute Return Feature

The Trigger PLUS enable investors to obtain an unleveraged positive return equal to the absolute worst performing index return if the final index value of any underlying index is less than its initial index value but the final index value of each underlying index is greater than or equal to its trigger level of 80.00% of its initial index value.

Upside Scenario if the Worst Performing Underlying Index Appreciates

The final index value of each underlying index is greater than its initial index value. In this case, you receive a full return of principal as well as 200% of the increase in the value of the worst performing underlying index, subject to the maximum payment at maturity of $14.07 per Trigger PLUS (140.70% of the stated principal amount). For example, if the final index value of the worst performing underlying index is 5.00% greater than its initial index value, the Trigger PLUS will provide a total return of 10.00% at maturity.

Absolute Return Scenario

The final index value of any underlying index is less than or equal to its initial index value but the final index value of each underlying index is greater than or equal to its trigger level. In this case, you receive a 1% positive return on the Trigger PLUS for each 1% negative return of the worst performing underlying index. For example, if the final index value of the worst performing underlying index is 10.00% less than its initial index value, the Trigger PLUS will provide a total positive return of 10.00% at maturity. The maximum return you may receive in this scenario is a positive 20.00% return at maturity. In this case, you receive at least the stated principal amount of $10 at maturity even if the worst performing underlying index has depreciated.

Downside Scenario

The final index value of any underlying index is less than its trigger level. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the worst performing underlying index to the valuation date of the Trigger PLUS. For example, if the final index value of the worst performing underlying index is 30.00% less than its initial index value, the Trigger PLUS will provide at maturity a loss of 30.00% of principal. In this case, you receive $7.00 per Trigger PLUS, or 70.00% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

 How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS

Leverage factor:	200%

Trigger level:	with respect to each underlying index, 80.00% of such underlying index’s initial index value

Maximum payment at maturity:	$14.07 per Trigger PLUS (140.70% of the stated principal amount)

Minimum payment at maturity:	None

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Trigger PLUS Payoff Diagram

How it works

▪             Upside Scenario. If the final index value of each underlying index is greater than its initial index value, the investor would receive the $10 stated principal amount plus 200% of the appreciation of the worst performing underlying index from the pricing date to the valuation date of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, the investor will realize the maximum payment at maturity at a final index value of 120.350% of the initial index value of the worst performing underlying index.

▪             If the worst performing underlying index appreciates 5.00%, the investor would receive a 10.00% return, or $11.00 per Trigger PLUS.

▪             If the worst performing underlying index appreciates 50.00%, the investor would receive only the maximum payment at maturity of $14.07 per Trigger PLUS, or 140.70% of the stated principal amount.

Absolute Return Scenario. If the final index value of any underlying index is less than its initial index value but the final index value of each underlying index is greater than or equal to its trigger level, the investor would receive a 1% positive return of the Trigger PLUS for each 1% negative return on the worst performing underlying index.

▪             If the worst performing underlying index depreciates 10.00%, investors will receive a 10.00% return, or $11.00 per Trigger PLUS.

▪                  Downside Scenario. If the final index value of any underlying index is less than its trigger level, the investor would receive an amount that is significantly less than the $10 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the worst performing underlying index. Under these circumstances, the payment at maturity will be at least 20.00% less than the stated principal amount per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪                  If the worst performing underlying index depreciates 30.00%, the investor would lose 30.00% of the investor’s principal and receive only $7.00 per Trigger PLUS at maturity, or 70.00% of the stated principal amount.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical index closing values of the worst performing underlying index on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final index values that are entirely hypothetical; the index closing value of any underlying index on any day throughout the life of the Trigger PLUS, including the final index value of any underlying index on the valuation date, cannot be predicted. The underlying indexes have been highly volatile in the past — meaning that the index closing values have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered Trigger PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your Trigger PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your Trigger PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying indexes and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$10
Leverage factor	200.00%
Trigger level	With respect to each underlying index, 80.00% of such underlying index’s initial index value
Maximum payment at maturity	$14.07 per Trigger PLUS

Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which the applicable underlying index publisher calculates any underlying index

Trigger PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

For these reasons, the actual performance of the underlying indexes over the life of your Trigger PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying indexes during recent periods, see “The Underlying Indexes — Historical Index Closing Values” below. Before investing in the offered Trigger PLUS, you should consult publicly available information to determine the relevant values of the underlying indexes between the date of this pricing supplement and the date of your purchase of the offered Trigger PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Trigger PLUS, tax liabilities could affect the after-tax rate of return on your Trigger PLUS to a comparatively greater extent than the after-tax return on the underlying index stocks.

The values in the left column of the table below represent hypothetical final index values of the worst performing

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

underlying index and are expressed as percentages of the initial index value of the worst performing underlying index. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value of the worst performing underlying index, and are expressed as percentages of the stated principal amount of a Trigger PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered Trigger PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a Trigger PLUS, based on the corresponding hypothetical final index value of the worst performing underlying index and the assumptions noted above.

Hypothetical Final Index Value of the Worst Performing Underlying Index (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	140.700%
125.000%	140.700%
120.350%	140.700%
110.000%	120.000%
105.000%	110.000%
103.000%	106.000%
100.000%	100.000%
95.000%	105.000%
90.000%	110.000%
80.000%	120.000%
79.999%	79.999%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final index value of the worst performing underlying index were determined to be 25.000% of its initial index value, the payment at maturity that we would deliver on your Trigger PLUS at maturity would be 25.000% of the stated principal amount of your Trigger PLUS, as shown in the table above. As a result, if you purchased your Trigger PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your Trigger PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value of the worst performing underlying index were determined to be zero, you would lose your entire investment in the Trigger PLUS. If the final index value of the worst performing underlying index were determined to be 95.000% of its initial index value, the absolute worst performing index return would be 5.000% and the payment at maturity that we would deliver on your Trigger PLUS would be 105.000% of the stated principal amount of your Trigger PLUS, as shown in the table above. In addition, if the final index value of the worst performing underlying index were determined to be 150.000% of its initial index value, the payment at maturity that we would deliver on your Trigger PLUS at maturity would be limited to the maximum payment at maturity, or 140.700% of each $10 principal amount of your Trigger PLUS, as shown in the table above. As a result, if you held your Trigger PLUS to the stated maturity date, you would not benefit from any increase in the final index value of the worst performing underlying index of greater than 120.350% of its initial index value.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your Trigger PLUS on the stated maturity date or at any other time, including any time you may wish to sell your Trigger PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Trigger PLUS. The hypothetical payments at maturity on Trigger PLUS held to the stated maturity date in the examples above assume you purchased your Trigger PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your Trigger PLUS. The return on your investment (whether positive or negative) in your Trigger PLUS will be affected by the amount you pay

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

for your Trigger PLUS. If you purchase your Trigger PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the Trigger PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Trigger PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the Trigger PLUS do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Trigger PLUS or the U.S. federal income tax treatment of the Trigger PLUS, as described elsewhere in this pricing supplement.

We cannot predict the actual final index values or what the market value of your Trigger PLUS will be on any particular index business day, nor can we predict the relationship between the index closing values of the underlying indexes and the market value of your Trigger PLUS at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered Trigger PLUS will depend on the actual final index values determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Trigger PLUS, if any, on the stated maturity date may be very different from the information reflected in the examples above.

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in your Trigger PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,735. You should carefully review these risks and considerations as well as the terms of the Trigger PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 1,735. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying index to which your Trigger PLUS are linked, the stocks comprising such underlying index. You should carefully consider whether the offered Trigger PLUS are suited to your particular circumstances.

Your Trigger PLUS Do Not Bear Interest

You will not receive any interest payments on your Trigger PLUS. As a result, even if the payment at maturity payable for your Trigger PLUS on the stated maturity date exceeds the stated principal amount of your Trigger PLUS, the overall return you earn on your Trigger PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Trigger PLUS

You can lose your entire investment in the Trigger PLUS. The cash payment on your Trigger PLUS, if any, on the stated maturity date will be based on the performances of the S&P MidCap 400® Index and the Russell 2000® Index as measured from their initial index values to their index closing values on the valuation date. If the final index value of any underlying index is less than its trigger level, you will lose 1.00% of the stated principal amount of your Trigger PLUS for every 1.00% decline in the index value of the worst performing underlying index over the term of the Trigger PLUS. Thus, you may lose your entire investment in the Trigger PLUS.

Also, the market price of your Trigger PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your Trigger PLUS. Consequently, if you sell your Trigger PLUS before the stated maturity date, you may receive far less than the amount of your investment in the Trigger PLUS.

The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the Trigger PLUS will be based on the performance of each underlying index, the payment of any amount due on the Trigger PLUS is subject to the credit risk of GS Finance Corp., as issuer of the Trigger PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS. The Trigger PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the Trigger PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS, to pay all amounts due on the Trigger PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

The Potential for the Value of Your Trigger PLUS to Increase Will Be Limited

Your ability to participate in any positive change in the value of any underlying index over the life of your Trigger PLUS will be limited because of the maximum payment at maturity of $14.07 per Trigger PLUS (140.70% of the stated principal amount). The maximum payment at maturity will limit the payment at

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

maturity you may receive for each of your Trigger PLUS, no matter how much the value of any underlying index may rise over the life of your Trigger PLUS. Although the leverage factor provides 200.00% exposure to any increase in the worst performing index, because the payment at maturity will be limited to 140.70% of the stated principal amount per Trigger PLUS, any increase in the worst performing index by more than 20.350% of the initial index value of the worst performing underlying index will not further increase the return on the Trigger PLUS. Accordingly, the amount payable for each of your Trigger PLUS may be significantly less than it would have been had you invested directly in the worst performing underlying index. In addition, if the final index value of any underlying index is less than its initial index value but the final index value of each underlying index is greater than or equal to its trigger level, the payment at maturity for each Trigger PLUS will be equal to the stated principal amount plus the product of the stated principal amount times the absolute worst performing index return. You will benefit from the absolute worst performing index return only if the final index value of an underlying index is less than its initial index value but the final index value of each underlying index is greater than or equal to its trigger level.  Therefore, if the worst performing index percent change is negative, the amount you may receive at maturity will not exceed $12.00 for each Trigger PLUS.

The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Value of the Worst Performing Underlying Index

If the final index value of the worst performing underlying index is less than its trigger level, you will lose all or a substantial portion of your investment in the Trigger PLUS.  This means that while a 20.00% drop between the initial index value and the final index value of the worst performing underlying index will not result in a loss of principal on the Trigger PLUS, a decrease in the final index value of the worst performing underlying index to less than 80.00% of its initial index value will result in a loss of a significant portion of the stated principal amount of the Trigger PLUS despite only a small incremental change in the value of the worst performing underlying index.

The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

The applicable underlying index publisher calculates the value of an underlying index by reference to the prices of its underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your Trigger PLUS will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the applicable underlying index stock issuer. See “—Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying Indexes; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying Indexes; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your Trigger PLUS is not equivalent to investing in the underlying indexes and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your Trigger PLUS will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your Trigger PLUS will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS

The original issue price for your Trigger PLUS exceeds the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your Trigger PLUS”; after the pricing date,

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your Trigger PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your Trigger PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Trigger PLUS”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Trigger PLUS”. Thereafter, if GS&Co. buys or sells your Trigger PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your Trigger PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured Trigger PLUS.

In estimating the value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your Trigger PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Trigger PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Trigger PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Trigger PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the Trigger PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your Trigger PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your Trigger PLUS.

In addition to the factors discussed above, the value and quoted price of your Trigger PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Trigger PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your Trigger PLUS, including the price you may receive for your Trigger PLUS in any market making transaction. To the extent that GS&Co. makes a market in the Trigger PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured Trigger PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your Trigger PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Trigger PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your Trigger PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the Trigger PLUS. See “— Your Trigger PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your Trigger PLUS Is Not Linked to the Values of the Underlying Indexes at Any Time Other than the Valuation Date

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The final index value of each underlying index will be based on its index closing value on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing value of any underlying index dropped precipitously on the valuation date, the payment at maturity for your Trigger PLUS may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop. Although the actual index closing values of the underlying indexes on the stated maturity date or at other times during the life of your Trigger PLUS may be higher than the final index values of the underlying indexes, you will not benefit from the index closing values of the underlying indexes at any time other than on the valuation date.

The Payment at Maturity Will Be Based Solely on the Worst Performing Underlying Index

The payment at maturity will be based on the worst performing underlying index without regard to the performance of the other underlying index. As a result, you could lose all or a significant portion of your initial investment if the worst performing underlying index performance factor is negative, even if there is an increase in the value of the other underlying index. This could be the case even if the other underlying index increased by an amount greater than the decrease in the worst performing underlying index.

Because the Trigger PLUS Are Linked to the Performance of the Worst Performing Underlying Index, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Trigger PLUS Were Linked to Just One Underlying Index

The risk that you will suffer a significant loss on your investment is greater if you invest in the Trigger PLUS as opposed to substantially similar Trigger PLUS that are linked to the performance of just one underlying index. With two underlying indexes, it is more likely that an underlying index will close below its trigger level on the valuation date than if the Trigger PLUS were linked to only one underlying index. Therefore, it is more likely that you will suffer a significant loss on your investment.

You Are Exposed to the Market Risk of Each Underlying Index

Your return on the Trigger PLUS is contingent upon the performance of each individual underlying index.  Therefore, you will be exposed equally to the risks related to each underlying index.  Poor performance by any of the underlying indexes over the term of the Trigger PLUS may negatively affect your return and will not be offset or mitigated by a positive performance by the other underlying index.  Accordingly, your investment is subject to the full market risk of each underlying index.

The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your Trigger PLUS, we mean the value that you could receive for your Trigger PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your Trigger PLUS, including:

•                  the value of the underlying indexes;

•                  the volatility – i.e., the frequency and magnitude of changes – in the index closing values of the underlying indexes;

•                  the dividend rates of the underlying index stocks;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing values of the underlying indexes;

•                  interest rates and yield rates in the market;

•                  the time remaining until your Trigger PLUS mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

These factors, and many other factors, will influence the price you will receive if you sell your Trigger PLUS before maturity, including the price you may receive for your Trigger PLUS in any market making transaction. If you sell your Trigger PLUS before maturity, you may receive less than the principal amount of your Trigger PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying indexes based on their historical performance. The actual performance of an underlying index over the life of the offered Trigger PLUS or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

Your Trigger PLUS May Not Have an Active Trading Market

Your Trigger PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your Trigger PLUS. Even if a secondary market for your Trigger PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Trigger PLUS in any secondary market could be substantial.

If the Values of the Underlying Indexes Change, the Market Value of Your Trigger PLUS May Not Change in the Same Manner

The price of your Trigger PLUS may move quite differently than the performances of the underlying indexes. Changes in the values of the underlying indexes may not result in a comparable change in the market value of your Trigger PLUS. Even if the values of the underlying indexes increase above their initial index values during some portion of the life of the Trigger PLUS, the market value of your Trigger PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Trigger PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Trigger PLUS

Goldman Sachs expects to hedge our obligations under the Trigger PLUS by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying indexes or the underlying index stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying indexes or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your Trigger PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the Trigger PLUS with unaffiliated distributors of the Trigger PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the values of the underlying indexes or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the Trigger PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the Trigger PLUS; hedging the exposure of Goldman Sachs to the Trigger PLUS including any interest in the Trigger PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the Trigger PLUS.

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Any of these hedging or other activities may adversely affect the value of the underlying indexes — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your Trigger PLUS and the amount we will pay on your Trigger PLUS, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Trigger PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Trigger PLUS, and may receive substantial returns on hedging or other activities while the value of your Trigger PLUS declines. In addition, if the distributor from which you purchase Trigger PLUS is to conduct hedging activities in connection with the Trigger PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the Trigger PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the Trigger PLUS to you in addition to the compensation they would receive for the sale of the Trigger PLUS.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Trigger PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your Trigger PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the Trigger PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your Trigger PLUS, or similar or linked to the underlying indexes or underlying index stocks. Investors in the Trigger PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the Trigger PLUS for liquidity, research coverage or otherwise.

The Policies of the Underlying Index Publishers and Changes That Affect the Underlying Indexes or the Underlying Index Stocks Comprising the Underlying Indexes Could Affect the Payment at Maturity and the Market Value of the Trigger PLUS

The policies of an underlying index publisher concerning the calculation of the value of an underlying index, additions, deletions or substitutions of underlying index stocks comprising such underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the value of the underlying index and, therefore, the payment at maturity and the market value of your Trigger PLUS before the stated maturity date. The payment at maturity and the market value of your Trigger PLUS could also be affected if the applicable underlying index publisher changes these policies, for example, by changing the manner in which it calculates an underlying index value or if the applicable underlying index publisher discontinues or suspends calculation or publication of the value of an underlying index, in which case it may become difficult to determine the market value of your Trigger PLUS. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing values of the underlying indexes on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

discretion that the calculation agent will have in determining the closing index value of each underlying index on any index business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying” and “— Role of Calculation Agent” on page S-27 and S-28 of the accompanying general terms supplement no. 1,735.

There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

The Russell 2000® Index is comprised of stocks of companies that may be considered small capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies and therefore the Russell 2000® Index may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies.

We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the Trigger PLUS subsequent to the date of this pricing supplement. The issue price of the Trigger PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the Trigger PLUS. If you purchase Trigger PLUS at a price that differs from the stated principal amount of the Trigger PLUS, then the return on your investment in such Trigger PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on Trigger PLUS purchased at stated principal amount. If you purchase your Trigger PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the Trigger PLUS will be lower than it would have been had you purchased the Trigger PLUS at stated principal amount or a discount to stated principal amount.

Your Trigger PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your Trigger PLUS are uncertain, both as to the timing and character of any inclusion in income in respect of your Trigger PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your Trigger PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your Trigger PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Trigger PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Trigger PLUS

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the Trigger PLUS, could be collected via withholding. If these regulations were to apply to the Trigger PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying indexes during the term of the Trigger PLUS. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the Trigger PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your Trigger PLUS, your Trigger PLUS will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Trigger PLUS for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your Trigger PLUS. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

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The Underlying Indexes

The S&P MidCap 400® Index

The S&P MidCap 400® Index includes a sample of 400 mid-sized companies in various industries of the U.S. economy.  S&P Dow Jones Indices LLC (“S&P”) chooses companies for inclusion in the S&P MidCap 400® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the population of mid-size companies in the U.S. equity market. Although the S&P MidCap 400® Index contains 400 constituent companies, at any one time it may contain greater than 400 constituent trading lines since some companies included in the index prior to July 31, 2017 may be represented by multiple share class lines in the index. The S&P MidCap 400® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the underlying index sponsor’s website. We are not incorporating by reference the website or any material it includes in this pricing supplement.

The S&P MidCap 400® Index is intended to reflect the risk and return characteristics of the broader universe of mid-sized firms in the U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the S&P MidCap 400® Index that are employed by S&P include: the company proposed for addition has an unadjusted company market capitalization of between $1.6 billion and $6.8 billion (but the constituents are not the 400 largest companies in the NYSE in that range and not all 400 companies are listed on such exchange; for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded in the proposed constituent to float-adjusted market capitalization of that company should be 1.00 or greater and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX (each, an “eligible exchange”)), the proposed constituent has a public float of 50% or more of its stock, the inclusion of the company will contribute to sector balance in the index relative to the sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter; and, for IPOs, the company must be traded on an eligible exchange for at least twelve months. In addition, constituents of the S&P 500® Index and the S&P SmallCap 600® Index can be migrated to the index without meeting the financial viability, public float and/or liquidity eligibility criteria if the S&P Index Committee decides that such a move will enhance the representativeness of the S&P MidCap 400® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including business development companies (“BDCs”), limited partnerships, master limited partnerships, limited liability companies (“LLCs”) OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (“ADRs”). Stocks are deleted from the S&P MidCap 400® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or bulletin board are removed and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P MidCap 400® Index continuity.

For constituents included in the index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the S&P MidCap 400® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions.  It is possible that one listed share class line of a company may be included in the S&P

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

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MidCap 400® Index while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P MidCap 400® Index. Constituents of the S&P MidCap 400®  Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P MidCap 400® Index. If an S&P MidCap 400® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P MidCap 400® Index at the discretion of the S&P Index Committee.

As of December 26, 2018, the top ten component stocks of the S&P MidCap 400® Index, by weight, were: Teleflex Inc. (0.75%), Atmos Energy Corporation (0.72), Domino’s Pizza Inc. (0.71%), IDEX Corporation (0.65%), UGI Corporation (0.62%), Alleghany Corporation (0.62%), STERIS plc (0.60%), PTC Inc. (0.59%), Reinsurance Group of America (0.59%) and NVR Inc. (0.57%).

As of December 26, 2018, the 400 companies included in the S&P MidCap 400® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Communication Services (2.52%), Consumer Discretionary (11.82%), Consumer Staples (2.99%), Energy (3.85%), Financials (16.33%), Health Care (9.92%), Industrials (15.39%), Information Technology (15.14%), Materials (6.61%), Real Estate (9.81%) and Utilities (5.62%). (Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indexes with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indexes.) As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the S&P MidCap 400® Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

Calculation of the S&P MidCap 400® Index

The S&P MidCap 400® Index is calculated using a base-weighted aggregative methodology. The value of the S&P MidCap 400® Index on any day for which an underlying index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P MidCap 400® Index times the number of shares of such stock included in the S&P MidCap 400® Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any underlying index stock is the product of the market price per share of that stock times the number of the

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

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then-outstanding shares of such underlying index stock that are then included in the S&P MidCap 400® Index.

The S&P MidCap 400® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor.  The “divisor” is a value calculated by S&P that is intended to maintain conformity in underlying index values over time and is adjusted for all changes in the underlying index stocks’ share capital after the “base date” as described below.  The level of the S&P MidCap 400® Index reflects the total market value of all underlying index stocks relative to the underlying index’s base date of June 28, 1991.

In addition, the S&P MidCap 400® Index is float-adjusted, meaning that the share counts used in calculating the S&P MidCap 400® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by certain shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, publicly traded companies that hold shares for control in another company, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (except government retirement or pension funds) and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “control holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds, mutual funds, exchange traded fund providers, 401(k) plans of the company, government retirement and pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations, savings plans and investment plans) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P MidCap 400® Index calculations.

The exclusion is accomplished by calculating an Investable Weight Factor (“IWF”) for each stock that is part of the numerator of the float-adjusted underlying index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by control holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Maintenance of the S&P MidCap 400® Index

In order to keep the S&P MidCap 400® Index comparable over time S&P engages in an underlying index maintenance process.  The S&P MidCap 400® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P MidCap 400® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the underlying index methodology, at least once within any 12 month period, the S&P Index Committee reviews the underlying index methodology to ensure the S&P MidCap 400® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included or potentially included in the S&P MidCap 400® Index, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P MidCap 400® Index.  Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count.  If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected underlying index stock and consequently of altering the aggregate market value of the underlying index stocks following the event.  In order that the level of the S&P MidCap 400® Index not

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

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be affected by the altered market value (which could be an increase or decrease) of the affected underlying index stock, S&P generally derives a new divisor by dividing the post-event market value of the underlying index stocks by the pre-event underlying index value, which has the effect of reducing the S&P MidCap 400® Index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The underlying index maintenance process also involves tracking the changes in the number of shares included for each of the underlying index companies. The timing of adjustments to the number of shares depends on the type of event causing the change, and whether the change represents 5% or more of  the total share count (for companies with multiple share class lines, the 5% threshold is based on each individual share class line rather than total company shares). Changes as a result of mergers or acquisitions are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described below. Changes in a constituent’s total shares of 5% or more due to public offerings (which must be underwritten, have a publicly available prospectus or prospectus summary filed with the Securities and Exchange Commission and include a public confirmation that the offering has been completed) are implemented as soon as reasonably possible. Other changes of 5% or more are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. For changes of less than 5%, on the third Friday of the last month in each calendar quarter, S&P updates the share totals of companies in the S&P MidCap 400® Index as required by any changes in the number of shares outstanding. S&P implements a share / IWF freeze beginning after the market close on the Tuesday preceding the second Friday of each quarterly rebalancing month and ending after the market close on the third Friday of the quarterly rebalancing month. During this frozen period, shares and IWFs are not changed except for certain corporate action events (merger activity, stock splits and rights offerings).

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the S&P MidCap 400® Index.  Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P MidCap 400® Index from changing as a result of the corporate action.  This helps ensure that the movement of the S&P MidCap 400® Index does not reflect the corporate actions of individual companies in the S&P MidCap 400® Index.

Spin-Offs

As a general policy, a spin-off security is added to the S&P MidCap 400® Index at a zero price at the market close of the day before the ex-date (with no divisor adjustment). The spin-off security will remain in the S&P MidCap 400® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P MidCap 400® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). If there is a gap between the ex-date and distribution date (or payable date), or if the spin-off security does not trade regular way on the ex-date, the spin-off security is kept in the S&P MidCap 400® Index until the spin-off security begins trading regular way.

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

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Several additional types of corporate actions, and their related adjustments, are listed in the table below.

Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?
Stock split	Yes – share count is revised to reflect new count	No – share count and price changes are off-setting

Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count	Yes

Special dividends	No	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in underlying index market value

Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF

Company added to or deleted from the S&P MidCap 400® Index	No	Yes – divisor is adjusted by the net change in market value, calculated as the shares issued multiplied by the price paid.

Rights Offering	No	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed)

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P MidCap 400® Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or index methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P MidCap 400® Index is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the S&P MidCap 400® Index without involving the index committee. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P MidCap 400® Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P MidCap 400® Index following specified guidelines. In the event that the S&P MidCap 400® Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

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Closing levels for the S&P MidCap 400® Index are calculated by S&P based on the closing price of the individual constituents of the underlying index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spdji.com indicating any changes to the prices used in S&P MidCap 400® Index calculations. In extreme circumstances, S&P may decide to delay underlying index adjustments or not publish the S&P MidCap 400® Index. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)             If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)          If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)             If exchanges indicate that trading will not resume for a given day, the S&P MidCap 400® Index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P MidCap 400® Index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

License Agreement between S&P and GS Finance Corp.

The S&P MidCap 400® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

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Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s Trigger PLUS are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in securities generally or in the Trigger PLUS particularly or the ability of the S&P MidCap 400® Index to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P MidCap 400® Index is the licensing of the S&P MidCap 400® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P MidCap 400® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the Trigger PLUS. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the Trigger PLUS into consideration in determining, composing or calculating the S&P MidCap 400® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Trigger PLUS or the timing of the issuance or sale of the Trigger PLUS or in the determination or calculation of the equation by which the Trigger PLUS are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Trigger PLUS. There is no assurance that investment products based on the S&P MidCap 400® Index will accurately track underlying index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P MidCap 400® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE TRIGGER PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MidCap 400® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Russell 2000® Index

The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies incorporated in the U.S., its territories and certain “benefit-driven incorporation countries.”

As of January 8, 2019, the 2,000 companies included in the Russell 2000® Index were divided into nine Russell Global Sectors. The Russell Global Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (15.53%), Consumer Staples (2.44%), Financial Services (25.48%), Health Care (15.46%), Materials & Processing (6.18%), Other Energy (3.73%), Producer Durables (13.37%), Technology (13.22%) and Utilities (4.59%). (Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indexes with different index

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

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publishers may reflect differences in methodology as well as actual differences in the sector composition of the indexes.)

In addition to the exclusions discussed under “Exclusions from the Russell 2000® Index” on page S-62 of the accompanying general terms supplement no. 1,735, a company with 5% or less of its voting rights in the hands of unrestricted shareholders is no longer eligible for inclusion in the Russell 2000® Index. Existing constituents of the Russell 2000® Index that do not currently have more than 5% of the company’s voting rights in the hands of unrestricted shareholders have until the September 2022 review to meet this requirement.

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 1,735. This information was derived from information prepared by the underlying index publisher, however, the percentages we have listed above are approximate and may not match the information available on the underlying index publisher’s website due to subsequent corporate actions or other activity relating to a particular stock. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underlyings — Russell 2000® Index” on page S-61 of the accompanying general terms supplement no. 1,735.

The Russell 2000® Index is a trademark of FTSE Russell (“Russell”) and has been licensed for use by GS Finance Corp. The Trigger PLUS are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the Trigger PLUS.

Historical Index Closing Values

The index closing values of the underlying indexes have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the index closing value of any underlying index during any period shown below is not an indication that such underlying index is more or less likely to increase or decrease at any time during the life of your Trigger PLUS.

You should not take the historical index closing values of an underlying index as an indication of the future performance of that underlying index. We cannot give you any assurance that the future performance of an underlying index or the underlying index stocks will result in your receiving an amount greater than the outstanding principal amount of your Trigger PLUS on the stated maturity date, or that you will not lose a significant portion or all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performances of the underlying indexes. Before investing in the offered Trigger PLUS, you should consult publicly available information to determine the values of the underlying indexes between the date of this pricing supplement and the date of your purchase of the offered Trigger PLUS. The actual performance of each underlying index over the life of the offered Trigger PLUS, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of each underlying index for each of the four calendar quarters in 2014, 2015, 2016, 2017 and 2018 and the first quarter of 2019 (through January 31, 2019). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification. Although the official index closing values of the Russell 2000® Index are published to six decimal places by the index publisher, Bloomberg Financial Services reports the values of the Russell 2000® Index to fewer decimal places.

Historical Quarterly High, Low and Period End Index Closing Values of the S&P MidCap 400® Index

	High	Low	Period End
2014
Quarter ended March 31	1,389.21	1,265.61	1,378.50
Quarter ended June 30	1,432.94	1,318.50	1,432.94

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

	High	Low	Period End
Quarter ended September 30	1,445.16	1,365.31	1,370.97
Quarter ended December 31	1,474.40	1,288.10	1,452.44
2015
Quarter ended March 31	1,539.61	1,410.91	1,524.03
Quarter ended June 30	1,549.44	1,499.68	1,502.17
Quarter ended September 30	1,522.99	1,351.29	1,368.91
Quarter ended December 31	1,473.14	1,366.44	1,398.58
2016
Quarter ended March 31	1,445.19	1,238.82	1,445.19
Quarter ended June 30	1,525.14	1,416.66	1,496.50
Quarter ended September 30	1,581.51	1,482.30	1,552.26
Quarter ended December 31	1,696.12	1,476.68	1,660.58
2017
Quarter ended March 31	1,758.27	1,667.44	1,719.65
Quarter ended June 30	1,769.34	1,681.04	1,746.65
Quarter ended September 30	1,795.94	1,691.67	1,795.94
Quarter ended December 31	1,911.28	1,811.01	1,900.57
2018
Quarter ended March 31	1,995.23	1,801.29	1,878.77
Quarter ended June 30	2,003.97	1,835.31	1,951.67
Quarter ended September 30	2,050.23	1,953.65	2,019.55
Quarter ended December 31	2,004.19	1,567.40	1,663.04
2019
Quarter ending March 31 (through January 31, 2019)	1,835.39	1,631.56	1,835.39

Historical Quarterly High, Low and Period End Index Closing Values of the Russell 2000® Index

	High	Low	Period End
2014
Quarter ended March 31	1,208.651	1,093.594	1,173.038
Quarter ended June 30	1,192.964	1,095.986	1,192.964
Quarter ended September 30	1,208.150	1,101.676	1,101.676
Quarter ended December 31	1,219.109	1,049.303	1,204.696
2015
Quarter ended March 31	1,266.373	1,154.709	1,252.772
Quarter ended June 30	1,295.799	1,215.417	1,253.947
Quarter ended September 30	1,273.328	1,083.907	1,100.688
Quarter ended December 31	1,204.159	1,097.552	1,135.889
2016
Quarter ended March 31	1,114.028	953.715	1,114.028
Quarter ended June 30	1,188.954	1,089.646	1,151.923
Quarter ended September 30	1,263.438	1,139.453	1,251.646
Quarter ended December 31	1,388.073	1,156.885	1,357.130

2017
Quarter ended March 31	1,413.635	1,345.598	1,385.920
Quarter ended June 30	1,425.985	1,345.244	1,415.359
Quarter ended September 30	1,490.861	1,356.905	1,490.861
Quarter ended December 31	1,548.926	1,464.095	1,535.511
2018
Quarter ended March 31	1,610.706	1,463.793	1,549.427
Quarter ended June 30	1,706.985	1,492.531	1,643.069

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

	High	Low	Period End
Quarter ended September 30	1,740.753	1,653.132	1,696.571
Quarter ended December 31	1,672.992	1,266.925	1,348.559
2019
Quarter ending March 31 (through January 31, 2019)	1,499.419	1,330.831	1,499.419

The graphs below show the daily historical index closing values of each underlying index from January 1, 2007 through January 31, 2019. We obtained the index closing values in the graphs below from Bloomberg Financial Services, without independent verification. Although the official index closing values of the Russell 2000® Index are published to six decimal places by the index publisher, Bloomberg Financial Services reports the values of the Russell 2000® Index to fewer decimal places.

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Trigger PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 1,735. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 1,735.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying index publisher:	S&P Dow Jones Indices LLC with respect to the S&P MidCap 400® Index and FTSE Russell with respect to the Russell 2000® Index
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of stated maturity date:	As described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,735
Postponement of valuation date:	As described under “Supplemental Terms of the Notes – Valuation Date” on page S-16 of the accompanying general terms supplement no. 1,735
Specified currency:	U.S. dollars (“$”)
Index closing value:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value, Index Closing Value and ETF Closing Price” on page S-31 of the accompanying general terms supplement no. 1,735

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,735
Index business day:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day, Index Business Day and ETF Business Day” on page S-30 of the accompanying general terms supplement no. 1,735

FDIC:	The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Tax considerations:

You will be obligated pursuant to the terms of the Trigger PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each Trigger PLUS for all tax purposes as a pre-paid derivative contract in respect of the underlying indexes, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your Trigger PLUS, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your Trigger PLUS. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the Trigger PLUS will

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-94 of the accompanying general terms supplement no. 1,735
ERISA:	As described under “Employee Retirement Income Security Act” on page S-102 of the accompanying general terms supplement no. 1,735
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-103 of the accompanying general terms supplement no. 1,735 and “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered Trigger PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the Trigger PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.30, or 3% of the principal amount, for each Trigger PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.5% of the principal amount, for each Trigger PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.0175, or 0.175% of the principal amount, for each Trigger PLUS. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of Trigger PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of Trigger PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell Trigger PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the Trigger PLUS against payment therefor in New York, New York on February 5, 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the Trigger PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

About Your Trigger PLUS:	The Trigger PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally

January 2019

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below.  This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with the following such documents:

•                  General terms supplement no. 1,735 dated December 22, 2015

•                  Prospectus supplement dated July 10, 2017

•                  Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Trigger PLUS.

Validity of the Trigger PLUS and Guarantee:

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this pricing supplement has been executed and issued by The Goldman Sachs Group, Inc., and TriggerPLUS securities have been authenticated by the trustee pursuant to the indenture, and such TriggerPLUS and the guarantee have been delivered against payment as contemplated herein, (a) such TriggerPLUS will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

January 2019

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the Trigger PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$2,958,000

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of Worst-Performing of the S&P MidCap 400® Index and the Russell 2000® Index due February 3, 2022

Principal at Risk Securities

Goldman Sachs & Co. LLC